STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") dated as of the 15th day of November, 2007, is by and among Eva Dudas, a resident and citizen of British Columbia, Canada (the “Seller”) and Jian Ren, a resident and citizen of the People’s Republic of China (hereinafter referred to as the “Purchaser”), all of whom execute and deliver this Agreement based on the following:

Recitals:

     WHEREAS, Seller is the owner of 6,000,000 shares of common stock, $.0001 par value (the “Common Stock”) of K-Care, of which the Seller desires to sell 5,950,000 shares (the “Shares”) to the Purchaser;

     WHEREAS, the Shares amount to approximately 81% of the total 7,377,450 issued and outstanding shares of Common Stock of K-Care Nutritional Products Inc., (“K-Care”) a Nevada corporation;

     WHEREAS, the Purchaser desires to purchase the Shares for $50,000 in cash;

     WHEREAS, the respective parties deem the purchase of the Shares to be mutually desirable;

     NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and for the purpose of prescribing the terms and conditions of such purchase, the mode of carrying it into effect, and such other details and provisions as are necessary or desirable, the parties hereto hereby represent, warrant, covenant and agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES; CLOSING

1.01 Purchase and Sale of the Shares.
Subject to the further conditions of this Agreement and the accuracy of the representations and warranties contained herein, on the Closing Date (as defined below) (a) Purchaser agrees to purchase from Seller, and Seller agrees to sell to the Purchaser, the Shares. The Shares will, at the Closing, represent approximately 81% of the issued and outstanding shares of Common Stock of the Company.

1.02 Consideration.
The Purchase Price for the Shares shall be paid by delivery by the Purchaser at Closing of cash to Seller in the amount of US $50,000 (the “Purchase Price”) for all of the Shares.

1.03 The Closing
The Closing of the sale and purchase of the Shares shall take place at a mutually agreeable time and place upon satisfaction or waiver of all conditions precedent set forth herein (the “Closing Date”). In the event that the Closing Date does not occur by November 23, 2007, any party may terminate this Agreement upon notice to the other parties, in which event the parties shall have no further obligations to each other. In the event of termination, each party shall bear its own costs. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date at the offices of Martin & Pritchett, P.A., 17115 Kenton Drive, Suite 202A, Cornelius, North Carolina, or at such other location as may be agreed to by the parties.

1.04 Form of Payment.
On the Closing Date, Purchaser shall (i) direct Harold H. Martin, Esq., the Purchaser’s Escrow Agent, to pay $50,000, representing the Purchase Price in United States dollars by wire transfer of immediately available funds to the trust account of the Seller’s legal counsel, as designated in writing by the Seller for such purpose. After receipt by Seller’s counsel of the $50,000, Seller shall deliver to Purchaser in care of Mr. Martin, stock certificates representing the Shares which Purchaser is then purchasing, endorsed in blank with a guarantee acceptable to the transfer agent, attached, and duly executed on behalf of the Seller, against delivery of the Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND K-CARE

The Seller hereby represents and warrants to the Purchaser, as follows:

2.01 Organization.
K-Care is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of K-Care’s Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement; Enforceability.
K-Care has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of K-Care has authorized and approved the execution, delivery, and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller and K-Care in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

2.03 Capitalization.
The authorized capitalization of K-Care consists of 80,000,000 shares of common stock, $0.0001 par value, of which 7,377,450 shares are issued and outstanding as of November 14, 2007. There are also 20,000,000 authorized shares of preferred stock, $.0001 par value, and no shares of preferred stock are issued and outstanding. There are, and at the Closing, there will be no outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements to which K-Care is a party calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of such capital stock. All of the outstanding shares of K-Care are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

2.04 Financial Statements.
(i) Seller has previously delivered to the Purchaser an unaudited balance sheet of K-Care as of July 31, 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal quarter ended July 31, 2007, including the notes thereto (collectively, the “K-Care Financial Statements”).

(ii) The K-Care Financial Statements delivered pursuant to Section 2.04(i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The K-Care Financial Statements present fairly, in all material respects, as of the Closing Date, the financial position of K-Care. K-Care will have, as of the Closing Date, no more than $10,000 in liabilities, obligations or claims against it (absolute or contingent), and all assets reflected on the K-Care Financial Statements present fairly the assets of K-Care in accordance with generally accepted accounting principles.

(iii) K-Care has filed or will file on or prior to the Closing Date its tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon. All such returns and reports are accurate and correct in all material respects. K-Care has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the closing date and all such dates and years and periods prior thereto and for which K-Care may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of K-Care, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. K-Care has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on K-Care, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of K-Care.

2.05 Information.
The information concerning K-Care set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading. K-Care shall cause the information delivered by it pursuant hereto to the Purchaser to be updated after the date hereof up to and including the Closing Date.

2.06 Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent K-Care balance sheet described in Section 2.04 and included in the information referred to in Section 2.05:

(a) There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of K-Care; or (ii) any damage, destruction, or loss to K-Care (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of K-Care;

(b) K-Care has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of K-Care; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) K-Care has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business and loans from its officers for the purpose of paying its costs of operation; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent K-Care balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of K-Care; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with the share exchange agreement to be entered into with the Purchaser and its affiliates, and K-Care and its affiliate.

(d) K-Care has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of K-Care.

2.07 Litigation and Proceedings.
There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, or to the best knowledge of K-Care, threatened by or against K-Care or adversely affecting K-Care or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. K-Care is not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08 Compliance With Laws; Government Authorization.
(a) K-Care has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws, except where the failure to so comply would not have a material adverse effect on the business or financial condition of K-Care. To the best knowledge of K-Care, it is not under investigation by any federal, state, county or local authorities, including the Commission. K-Care has not received notification from any federal, state, county, or local authorities, including the Commission, that it or any of its officers or directors will be the subject of a legal action or that the Commission’s Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against K-Care and its officers, directors and beneficial owners.

(b) K-Care has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by K-Care of this Agreement.

2.09 Securities and Exchange Commission Compliance of K-Care.
K-Care has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and has complied in all material respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and to the best knowledge of K-Care, its management and beneficial owners have complied in all respects with Sections 13(d) and 16(a) of the Exchange Act.

2.10 No Contract Defaults.
K-Care is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11 No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which K-Care is a party or to which any of its properties or operations are subject.

2.12 Subsidiary.
K-Care does not own beneficially or of record, any equity securities in any other entity. K-Care does not have a predecessor, other than Pooch Pal Beverages Inc., as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.13 K-Care Documents.
The Seller has delivered to the Purchaser copies of the following documents of K-Care, which are collectively referred to as the "K-Care Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by a duly authorized officer of K-Care as complete, true, and accurate:

(a) A copy of the Articles of Incorporation and Bylaws of K-Care in effect as of the date of this Agreement;

(b) A copy of resolutions adopted by the board of directors of K-Care approving this Agreement and the transactions herein contemplated;

(c) A document setting forth a description of any material adverse change, if any, in the business, operations, property, inventory, assets, or condition of K-Care since the most recent K-Care balance sheet required to be provided pursuant to Section 2.04 hereof, updated to the Closing Date;

2.14 Quotation on the OTC Bulletin Board.
K-Care’s Common Stock is quoted on the OTC Bulletin Board under the symbol “KCNU” and the Seller will use her best efforts to retain such quotation and standing on the OTC Bulletin Board on behalf of K-Care until the Closing of the transactions contemplated herein, without there being imposed any warning or limitation by NASD or the OTCBB such as the addition of an “E” to the trading symbol.

2.16 Liabilities, Indebtedness, etc.
As of the Closing Date, K-Care shall not have any liabilities or indebtedness as such terms are defined by Generally Accepted Accounting Principles.

2.17 Ownership of the Shares.
The Seller owns the Shares free and clear of any liens or encumbrances of any kind or nature except for any applicable federal and state securities law restrictions such as those imposed by Rule 144. At the Closing, the Seller will deliver good and marketable title to the Shares to the Purchaser.

     The Purchaser acknowledges and agrees that the Seller does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.01 to Section 2.17.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

3.01 Authority; Enforceability.

The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against him in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.02 Investment Intent.
The Purchaser understands that the Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and he is acquiring the Shares as principal for his own account for investment purposes and not for distribution.

3.03 No Conflicts.
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject.

3.04 No Advice.
The Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his purchase of the Shares.

3.05 No Litigation, Etc.
There is no action, suit, proceeding, judgment, claim or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.06 Approvals.
The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions set forth herein require no material action by or in respect of, or material filing with, any governmental body, agency, official or authority, by the Purchaser other than (i) the filing by the Purchaser with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement, and (ii) any filings required by the securities or blue sky laws of the various states, if applicable.

3.07 Regulation S Representations, Warranties and Covenants.
The Purchaser represents and warrants to, and covenants with, Seller as follows:

(1)	The Purchaser is not a U.S. person and is not acquiring the shares of common stock of K-Care for the account or for the benefit of any U.S. person and is not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Act.

(2)	The Purchaser agrees to resell such common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(3)	The Purchaser agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

(4)	The Purchaser consents to the certificate for the shares of common stock of K-Care to contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of common stock may not be conducted unless in compliance with the Act.

(5)	The Purchaser acknowledges that K-Care will refuse to register any transfer of the shares of common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(6)	The Purchaser covenants and represents and warrants in favor of the Seller that all of the representations and warranties set forth herein shall be true and correct at the time of Closing as if made on that date.

3.08 The Purchaser has been furnished with and has carefully read the periodic reports on Forms 10-KSB, 10-QSB and 8-K filed by K-Care with the Securities and Exchange Commission during the preceding three years. With respect to individual or partnership tax and other economic considerations involved in this investment, the Purchaser confirms that he is not relying on the Seller or K-Care (or any agent or representative of the Company). The Purchaser has carefully considered and has, to the extent such Purchaser believes such discussion necessary, discussed with his own legal, tax, accounting and financial advisers the suitability of an investment in the Shares for the Purchaser’s particular tax and financial situation.

3.09 The Purchaser has had an opportunity to inspect relevant documents relating to the organization and business of K-Care. The Purchaser acknowledges that all documents, records and books pertaining to this investment which the Purchaser has requested have been made available for inspection by the Purchaser and his respective attorney, accountant or other adviser(s).

3.10 The Purchaser and/or his respective advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers and request additional relevant information from, the officers of K-Care concerning the transactions contemplated by this Agreement.

3.11 The Purchaser confirms that he is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

3.12 The Purchaser, by reason of the Purchaser’s business or financial experience, has the capacity to protect his own interests in connection with the transactions contemplated by this Agreement.

3.13 Except as set forth in this Agreement, the Purchaser represents that no representations or warranties have been made to him by the Seller, K-Care, or any officer director, agent, employee, or affiliate of K-Care,, and the Purchaser has not relied on any oral representation by Seller or by any officer, director or agent of K-Care in connection with his decision to enter into this Agreement.

3.14 The Purchaser represents that neither he nor any of the directors, officers, managers, members, trustees or affiliates or any affiliated companies is subject to any of the events described in Section 262(b) of Regulation A promulgated under the Act.

3.15 The Purchaser has adequate means of providing for his current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Shares for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.

3.16 The Purchaser has such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to use the information made available to him in connection with the transaction to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

3.17 The Purchaser acknowledges that the Shares have not been registered under the Act or under securities legislation of any other state or country. The Purchaser understands further that in absence of an effective registration statement, the Shares can only be sold pursuant to some exemption from registration.

3.18 The Purchaser recognizes that an investment in the Shares involves substantial risks. The Purchaser acknowledges that he has reviewed the risk factors identified in the periodic reports filed by K-Care with the Securities and Exchange Commission. The Purchaser further confirms that he is aware that no federal or state agencies have passed upon this transaction or made any finding or determination as to the fairness of this investment.

3.19 The Purchaser acknowledges that each stock certificate representing the Shares shall contain a legend substantially in the following form:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY REGULATION S, AND HAVE NOT BEEN REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT, SOLD TRANSFERRED OR OTHERWISE DISPOSED OF PURSUANT TO REGULATION S OR PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE PURCHASER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER AGREES THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS IN CONTRAVENTION OF REGULATION S.

     The Seller acknowledges and agrees that the Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.01 to Section 3.19.

3.20 The Purchaser agrees to vote in favor of, and take no steps to prevent or impede, a five for 1 forward split of the Company’s common stock which has or will be initiated by the Company to be effected within 2 weeks of the Closing undertaken.

ARTICLE IV
CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

The obligations of Purchaser under this Agreement are subject to the fulfillment of the following conditions at, or prior to, the Closing Date:

4.01 Accuracy of Representations.
The representations and warranties made by Seller in this Agreement were true when made and shall be true at the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

4.02 No Litigation.
As of the Closing, there shall not be pending any litigation to which K-Care, the Seller and the Purchaser is a party and which is reasonably likely to have a material adverse effect on the business of K-Care or the contemplated transactions.

4.03 K-Care Shall Have No Liabilities as of Closing.
As of the Closing, the Seller shall use her best efforts to ensure that K-Care has not more than US $10,000 in liabilities as such term is defined by U.S. generally accepted accounting principles.

4.04 K-Care’s Outstanding Capital Stock at Closing.
As of the Closing, the total outstanding capital stock of K-Care shall consist of 7,377,450 shares of common stock, and K-Care shall not be a party to or obligated by any options, warrants, employee compensation or other rights to issue common stock or preferred stock issued or outstanding.

4.05 No Material Adverse Change.
There shall not be any change in, or effect on, K-Care’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by K-Care which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of K-Care or to the transactions contemplated by this Agreement.

4.06 K-Care’s Over-The-Counter Bulletin Board Quotation.
As of the Closing, the common stock of K-Care shall be quoted on FINRA’s Over-The-Counter Bulletin Board, and shall be quoted without an “E” or any other restriction or limitation being imposed by FINRA or the OTCBB.

4.07 Good Standing.
Purchaser shall have received a certificate of good standing from the appropriate authority, dated as of the date within five days prior to the Closing Date, certifying that K-Care is in good standing as a corporation in the State of Nevada.

4.08 Other Items.
Purchaser shall have received from the Seller such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as Purchaser may reasonably request.

ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF THE SELLER TO CLOSE

     The obligations of the Seller under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date:

5.01 Accuracy of Representations.
The representations and warranties made by Purchaser in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Purchaser shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing. K-Care shall be furnished with certificates, signed by the Purchaser and dated the Closing Date, to the foregoing effect.

5.02 Purchaser’s Certificates.
The Seller shall have been furnished with a certificate dated the Closing Date and signed by the Purchaser to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of such person, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, the certificate shall represent, to the best knowledge of the Purchaser, that:

(a) This agreement has been duly approved by the Purchaser and has been duly executed and delivered in the name and on behalf of the Purchaser.

(b) Except as provided or permitted herein, there have been no material adverse changes in the Purchaser up to and including the date of the certificate;

(c) All material conditions required by this Agreement have been met, satisfied, or performed by the Purchaser;

(d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of this Agreement and related documents by the Purchaser have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against the Purchaser wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of the Purchaser, for the transactions contemplated herein, or any material agreement or instrument by which the Purchaser is bound.

5.03 No Litigation.
As of the Closing, there shall not be pending any litigation to which K-Care, the Purchaser, or the Seller is a party and which is reasonably likely to have a material adverse effect on the business of the Purchaser or the contemplated transactions.

5.04 No Material Adverse Change.
There shall not be any change in, or effect on, the Purchaser’s or K-Care’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by K-Care which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of the Purchaser or K-Care or to the transactions contemplated by this Agreement.

5.05 Other Items.
The Seller shall have received from the Purchaser such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as K-Care may reasonably request.

ARTICLE VI INDEMNIFICATION

6.03 Indemnification by the Seller.
(a) The Seller will indemnify and hold harmless the Purchaser, and each person, if any, who controls the Purchaser within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of K-Care set forth herein; or (ii) the breach of any covenant or agreement of K-Care set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

6.04 Indemnification by the Purchaser.
The Purchaser will indemnify and hold harmless the Seller, and each person, if any, who controls the Seller within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of the Purchaser set forth herein; or (ii) the breach of any covenant or agreement of Purchaser set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

ARTICLE VII
MISCELLANEOUS PROVISIONS

6.01 Abandonment of Agreement.
This Agreement may be terminated and the transaction hereby contemplated abandoned at any time prior to the Closing Date, whether before or after the approval and adoption hereof by a party by (a) the mutual consent of the parties, (b) by Purchaser, if any condition to his obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by him and (c) by the Seller, if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by him.

6.02 Liability.
In the event this Agreement is terminated pursuant to Section 6.01, no party hereto shall have any liability to the other and each party shall bear their own costs incurred.

6.03 Survival of Representations and Warranties.
Seller and the Purchaser agree all representations and warranties contained herein or made hereunder shall survive until the first anniversary of the Closing, except that any breach disclosed in writing to either party prior to Closing is waived by such party if it elects to close notwithstanding such breach.

6.04 Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

6.05 Entire Agreement.
This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.06 Successors and Assignment.
This Agreement shall be binding upon and insure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

6.07 No Third Party Beneficiaries.
This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

6.08 Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

6.09 Headings.
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Jian Ren (In His Individual Capacity)

/s/ Eva Dudas
(In Her Individual Capacity)